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               February 2, 2021

       Steve White
       Chief Executive Officer
       Harvest Health & Recreation Inc.
       1155 W. Rio Salado Parkway
       Suite 201
       Tempe, AZ 85281

                                                        Re: Harvest Health &
Recreation Inc.
                                                            Form 10-12G
                                                            Filed November 5,
2020
                                                            File No. 000-56224

       Dear Mr. White:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




               Sincerely,


               Division of Corporation Finance

               Office of Life Sciences
       cc:                                              Thomas M. Rose, Esq.